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                 ADDITIONAL CONCLUSIONS OF THE AUDIT COMMITTEE
                     OF CENDANT CORPORATION WITH RESPECT TO
                 INVESTIGATION INTO ACCOUNTING IRREGULARITIES
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         The Report prepared for the Committee by Willkie Farr & Gallagher and
Arthur Andersen LLP has reviewed much of the evidence obtained with respect to whether or not members of senior management of the former CUC International, Inc. ("CUC") including Walter Forbes, Chairman of the Board and Chief Executive Officer, and Kirk Shelton, President and Chief Operating Officer, had or may have had knowledge of the irregularities detailed in the Report.

         It is the view of the Committee that certain additional conclusions based on the work of the Committee and its professionals should be reported to the full Board. First, Walter Forbes and Kirk Shelton, because of their positions, had responsibility to create an environment in which it was clear to all employees at all levels that inaccurate financial reporting would not be tolerated. The fact that there is evidence that many of the senior accounting and financial personnel participated in irregular activities and that personnel at many of the business units acquiesced in practices which they believed were questionable suggests that an appropriate environment to ensure accurate financial reporting did not exist. Second, senior management failed to have in place appropriate controls and procedures that might have enabled them to detect the irregularities in the absence of actual knowledge of those irregularities. Third, Walter Forbes and Kirk Shelton, the

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Company's most senior managers, had a responsibility to fully understand the sources and the true level of CUC's profitability. To the extent that they were unaware of the irregularities, the amount by which CUC's earnings were inflated as reported in the Restatement suggests that they did not adequately inform themselves as to the sources and level of profitability of the Company. For these reasons at least, Walter Forbes and Kirk Shelton are among those who must bear responsibility for what occurred at CUC.


August 24, 1998



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